Exhibit 10.1

AGREEMENT

This Agreement (the “Agreement”), with an effective date of July 26, 2019, is entered into by Charles River Laboratories, Inc., with its principal place of business at 251 Ballardvale Street, Wilmington, Massachusetts 01887 (the “Company”) and Mr. David P. Johst, an individual residing at 7 Meadow View Lane, Andover, MA 01810 (the “Employee”).

The Employee and the Company recently engaged in discussions regarding the Employee’s future employment and planned retirement from the Company. The Company desires to afford the Employee the opportunity to leave in a manner that ensures the smooth transition of his global responsibilities and allows the Company to benefit from post-employment consulting services to be provided by the Employee. The Employee desires to provide the Company with the benefit of a smooth and well-planned transition of the Employee’s responsibilities leading up to the conclusion of his employment and to provide the Company with post-employment consulting services under mutually agreeable terms.

Consequently, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Term of Employment. The Company will continue to employ the Employee until May 31, 2020 (referred to hereafter as the “Final Day of Employment”). The Company agrees to continue to employ the Employee through the Final Day of Employment and hereby affirms that the Employee will be entitled to receive, among other things, the following, up to and including the Final Day of Employment, so long as he does not submit his voluntary resignation from employment with the Company at any time prior to the Final Day of employment:

(i)	Full payment of his current base salary;

(ii)	Full payment of his 2019 EICP bonus without modification;

(iii)	A $100,000 stock award to be granted in accordance with the terms of a commitment letter delivered to the Employee on February 8, 2010 which shall expressly provide for post-retirement vesting;

(iv)	The 2019 contribution to be made by the Company for the account of the Employee under the Company’s Deferred Compensation Plan as a Schedule A participant; and

(v)
Post-retirement vesting of equity awards made to the Employee pursuant to the Employee’s delivery of a letter entitled “NOTICE OF INTENT - FULL CAREER RETIREMENT” on May 23, 2019, per the terms of the respective award agreements underlying those awards.

2.Time Commitment. The Company and the Employee have mutually agreed that the amount of time to be devoted by the Employee to the Employee’s current responsibilities will diminish as those responsibilities are transitioned to others in anticipation of the Final Day of Employment. It is currently expected that this transition process will commence in September, 2019 and will be ongoing during the remainder of 2019 and potentially through the first calendar quarter of 2020. During that time, the Employee and the Chairman, President & CEO of the Company (the “CEO”) will mutually agree on the incremental adjustment of the Employee’s roles and responsibilities, taking into account the progressive transitioning of the Employee’s current position responsibilities to other members of the Company’s senior management team or to his successor, as applicable. This adjustment of roles and responsibilities may be modified from time to time by mutual agreement.

3.Consulting Services. The Company desires to benefit from the Employee’s experience and legal/management expertise following the Employee’s Final Day of Employment and the Employee is willing to make his services periodically available to the Company on a consulting basis. Consequently, the Company and the Employee have agreed that the Employee will provide the Company with consulting services (“Consulting Services”) from June 1, 2020 through December 31, 2020 (the “Consulting Period”). The average number of hours of Consulting Services to be provided will be established by the CEO, but in no event will the average number of hours of Consulting Services exceed twenty (20) hours per month, subject to a mutually agreeable schedule.

4.Salary/Consulting Fees. The Employee will continue to receive his current salary of $682,745 (the “Base Salary”), paid on a biweekly basis, through the Final Day of Employment. The Employee understands and agrees that the Employee will receive no base pay adjustment in FY2020. To the extent that any services will be provided by the Employee working remotely, either as an employee or as a consultant, the Company will reimburse the Employee for all reasonable expenses associated with providing Consulting Services including, without limitation, travel, meals, lodging, and costs associated with maintaining home offices through the last day of the Consulting Period. After the Employee’s employment with the Company terminates and the Consulting Period concludes, the Employee will be entitled to retain for his own personal use all home office equipment, peripherals, hand-held devices (e.g. cellphone and iPad) and any other similar equipment previously provided to the Employee by the Company at no cost to the Employee.

After the Employee converts to consulting status, he will receive no cash remuneration as compensation for his Consulting Services. Instead, the Company will provide the Employee with the health benefits described in Section 5 of this Agreement as consideration for the provision of such Consulting Services.

5.Benefits. As consideration of his provision of Consulting Services, commencing on June 1, 2020, the Employee shall be entitled to Company-provided family medical and dental health coverage (as defined below, “Health Coverage”) entirely at the Company’s expense. For avoidance of doubt, the Employee will not be required at any time to pay the then-current contribution paid by employees or other healthcare benefit recipients for their selected coverage, including any deductibles or co-payments, which shall be fully reimbursed by the Company. To the extent that the Employee or any members of the Employee’s immediate family are required to pay any out-of-pocket amounts in order to obtain Health Coverage, the Company shall reimburse such expenses within thirty (30) days of their submission to the Company for reimbursement. It is the express intention of the parties that the Company will bear 100% of all costs associated with the provision of Health Coverage to the Employee and members of the Employee’s immediate family who are currently covered by the Health Coverage benefit and the Company acknowledges and agrees that the provision of Health Coverage under this Agreement may extend indefinitely beyond the Consulting Period. For purposes of this Agreement, the term “Health Coverage” shall mean medical, dental and other health benefits provided to the Company’s U.S.-based employees who serve in senior management roles within the Company which the Employee and members of his immediate family are enrolled in or participate in as of the Final Day of Employment. The term “Health Coverage” shall be construed broadly and shall include any successor plans and/or programs (collectively, “Successor Plans”), which modify or supplant any of the current employee health plans and programs currently in place for the benefit of the Company’s U.S.-based employees or which subsequently modify or supplant any Successor Plan(s). To the extent that the Company chooses to (i) change or modify any of its health-related programs or (ii) reduce the number or quality of Health Coverage benefit options available to U.S.-based employees following the Final Day of Employment, it will not, in either case, do so in a manner that would directly or indirectly reduce the Health Coverage provided to the Employee or members of his immediate family or deprive them of any Health Coverage enjoyed by them as of the Final Day of Employment. If the Company elects to curtail or to significantly reduce the type and scope of health benefits it provides to its U.S.-based employees following the Employee’s Last Day of Employment, thereby reducing the scope of the Health Coverage, then the Employee or the members of the Employee’s immediate family who receive Health Coverage may obtain equivalent supplemental coverage from a quality third-party provider and the Company will fully reimburse the cost of obtaining such supplemental coverage within thirty (30) days of receiving a request for reimbursement.

The Company will provide Health Coverage to the Employee and any members of his immediate family who are receiving Health Coverage as of the Final Day of Employment unless and until the Employee, at his sole discretion, notifies the Company that he no longer desires to receive such Health Coverage; provided however, that if the Employee (i) gains active full-time employment following the Final Day of Employment and (ii) obtains medical and dental coverage in connection with such employment substantially equivalent to the Health Coverage provided by the Company, then the Employee shall promptly notify the Company and the Company will cease to provide the Health Coverage on the date when such coverage takes effect. Similarly, if the Employee or his spouse are receiving Health Coverage when they respectively attain the age of 65 and are enrolled in Medicare, the Health Coverage will continue to serve as coverage, but shall be reduced in scope by whatever medical or dental care is obtained through Medicare. If, after the Employee and his spouse are enrolled in Medicare, the Employee and the Company mutually agree that it would be more cost-effective for the Company to procure supplemental Health Coverage for the Employee and his spouse in lieu of continuing the Health Coverage, then upon procurement of such coverage on mutually acceptable terms, the Company’s obligation to provide Health Coverage shall cease.

In the event the Employee’s death occurs while Health Coverage is being provided pursuant to this Agreement, Employee’s spouse will be entitled to Health Coverage for up to thirty‑six (36) months following the date of the Employee’s death.

The Employee has entered into this Agreement and agreed to accelerate the transition referenced above based on the Company’s commitment to provide Health Coverage until the Employee advises the Company that he no longer desires to receive such Health Coverage or obtains substantially equivalent health benefits through subsequent employment. This commitment by the Company is a material inducement for the Employee to enter into this Agreement.

6.Announcement of Modified Role/Position Title. If a point is reached where it helps to better effect the transition, the Employee and the CEO will mutually agree on any title change that may be necessary in support of the transition, but this title change will in no way impact or reduce the payments or awards delineated in Section 1 of this Agreement including, without limitation, the stock award to be granted under the terms of the commitment letter dated February 8, 2010. After the Employee converts to consulting status, or sooner if requested by the CEO, his title will be “Senior Legal Advisor”.

7.Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, unless such obligations are binding upon such successor by operation of law. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the amount(s) required for the Employee to obtain medical and dental coverage equal to the Health Coverage.

8.Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by the US registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:
Charles River Laboratories, Inc.
251 Ballardvale Street
Wilmington, MA 01887
Attention: Chief Executive Officer
Copy to: General Counsel

To the Employee:
David P. Johst
21 Sheldon Road
Cohasset, MA 02025

9.No Mitigation; Set-Off. The Company agrees that the Employee is not required to seek other employment or to attempt in any way to reduce the costs incurred by the Company in connection with the provision of Health Coverage. Similarly, if applicable, the Employee and his spouse shall have the right, at their sole discretion, to choose whatever type of Medicare coverage they deem most appropriate. The Company’s obligation to make available the Health Coverage under the terms of this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee.

10.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the CEO or the CEO’s designee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts. The obligations of the Company under Sections 4, 5, 7 and 9 shall survive the expiration of this Agreement.

11.Miscellaneous. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only if made in writing and only in that instance, and shall not be construed as a bar or waiver of any right on any other occasion. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year set forth above.

CHARLES RIVER LABORATORIES, INC.	EMPLOYEE
By: /s/ James C. Foster	/s/ David P. Johst
James C. Foster Chairman, President & CEO	David P. Johst Corporate Executive Vice President, General Counsel & CAO

Date: July 30, 3019	Date: July 30, 3019

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